Exhibit 99.1

NEWS RELEASE

Media Contact: Gia L. Oei, 603-929-2489 E-mail: GOei@gentek-global.com	Investor Contact: Mark J. Connor, 973-515-1989 E-mail: MConnor@gentek-global.com

GenTek Acquires Mexican Wire-Harness Business From Whirlpool; Enters Into Long-Term Supply Agreement

PARSIPPANY, N.J., June 30, 2004 – GenTek Inc. (OTC Bulletin Board: GETI) announced today that its Noma Corporation subsidiary has acquired a wire-harness and subassembly manufacturing business located in Reynosa, Mexico, from Whirlpool Corporation (NYSE: WHR).

As part of the transaction, Noma has entered into a seven-year agreement to supply wire harnesses, panel assemblies, copper tubing and related components to Whirlpool’s North American appliance production facilities. GenTek expects that this supply agreement will result in an increase of approximately $120 million in annual revenue.

“We are very pleased to have this opportunity to greatly expand and strengthen our relationship with Whirlpool in product lines that are central to Noma’s strategic growth plan,” said Ray L. Patel, Noma’s president and CEO. “The Reynosa facility will enhance Noma’s position as a leading supplier of wire harness and related subassemblies for the appliance, electronic and automotive markets.”

The purchase price of $8.4 million, which may be subject to post-closing adjustments, includes $4.0 million in cash and a $4.4 million note payable in 4 installments over 40 months. The assets acquired by Noma include inventory, fixed assets and the stock in Whirlpool de Reynosa, S.A. de C.V. The Reynosa facility, which employs approximately 3,000 people, is a state-of-the-art facility that was constructed by Whirlpool in 2003 as a means to consolidate the operations of three facilities.

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The acquisition of the Reynosa operation is expected to result in the following strategic benefits to GenTek and Noma:

-	further establishes Noma as a premier provider of wire harnesses and subassemblies to the appliance, electronic and automotive markets;

-	more than doubles Noma’s appliance and electronic annual revenues with minimal upfront investment;

-	ensures that Noma’s long-standing relationship with Whirlpool remains strong well into the future;

-	provides significant flexibility to realize future cost savings throughout Noma’s existing appliance, electronic and automotive wire-harness business.

GenTek expects that the addition of the Reynosa operation will be neutral to GenTek’s net income and operating cash flow during the first year of operation, with the contribution to the net income and operating cash flow expected to increase after the first year of transition.

“This transaction is an important step in GenTek’s continued efforts to sharpen its focus on growing the core businesses within its manufacturing and performance products segments,” said Richard R. Russell, GenTek’s president and CEO.

About GenTek Inc. GenTek Inc. is a manufacturer of industrial components and performance chemicals. Additional information about the company is available on GenTek’s Web site at www.gentek-global.com.

About Whirlpool Corporation.
Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the internet at www.whirlpool.com.

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GenTek Acquires Wire-Harness Operation From Whirlpool – 3

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, the impact of our reorganization under Chapter 11; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, particularly if investment returns on pension assets are lower than assumed; the extent to which we undertake dispositions and new acquisitions or enter into strategic joint ventures or partnerships and their implementation; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; our ability to attract, retain and compensate key executives and employees; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

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